UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 18, 2006

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 481-8400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Kilroy Realty Corporation Annual Long-Term Incentive Program and Annual Bonus Exceptional Performance Program

The Executive Compensation Committee (the “Committee”) of the Board of Directors of Kilroy Realty Corporation (the “Company”) approved an annual long-term incentive program on September 18, 2006 and an annual exceptional performance program on September 21, 2006. These two incentive award programs allow for executive management to earn bonus compensation in the event certain pre-established corporate performance measures (adopted by the Committee on April 14, 2006) are achieved for the fiscal year ending December 31, 2006. The purpose of these programs is to align the interests of executive management and the Company’s stockholders in a “pay for performance” structure. Executive management who will participate in these programs are the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

The Committee approved the specific performance measures and applicable target levels for each performance measure for both the Annual Long-Term Incentive Program and the Annual Bonus Exceptional Performance Program on April 14, 2006. The specific performance measures for both programs are based upon: 2006 funds from operations (as defined by the National Association of Real Estate Investment Trusts), 2006 total leasing targets, 2006 total revenue targets and 2006 development and redevelopment starts. The amounts payable under each of the programs will be determined based on the Company’s actual performance measured against the pre-established performance criteria (with the relative weighting expressed in parentheses): the aggregate square footage of 2006 development and redevelopment starts (50%), targeted 2006 funds from operation (20%), targeted 2006 total revenue (20%) and targeted 2006 total leasing (10%). The Committee’s action now is to formally adopt the programs based on the previously approved performance criteria.

Under the terms of the Annual Long-Term Incentive Program executive management may collectively earn up to an aggregate of $3.4 million, with the Chief Executive Officer eligible to earn up to 211% of his 2006 base salary, the Chief Operating Officer eligible to earn up to 191% of his 2006 base salary and the Chief Financial Officer eligible to earn up to 123% of his 2006 base salary depending on the level of targeted performance achieved. In the event the threshold is exceeded and the target levels are not achieved, the executive officers will earn a proportional award. Awards under the Annual Long-Term Incentive Program will vest 50% on December 31, 2007 and 50% on December 31, 2008 based on continued employment through the applicable vesting date.

Under the Annual Bonus Exceptional Performance Program, executive management will have the opportunity to earn additional bonus compensation, including an uncapped component, in the event certain exceptional performance is achieved, based on the previously established performance criteria and related targets. If exceptional performance levels are achieved for the 2006 funds from operations, 2006 total leasing and 2006 total revenue components, the executive officers can earn aggregate additional bonus compensation of up to $498,000, with the Chief Executive Officer eligible to earn up to 36% of his 2006 base salary, the Chief Operating Officer eligible to earn up to 21% of his 2006 base salary and the Chief Financial Officer eligible to earn up to 15% of his 2006 base salary. If exceptional performance levels are achieved for the 2006 development and redevelopment starts, the executive officers can earn aggregate additional bonus compensation of up to $498,000, with the Chief Executive

2

Officer eligible to earn up to 36% of his 2006 base salary, the Chief Operating Officer eligible to earn up to 21% of his 2006 base salary and the Chief Financial Officer eligible to earn up to 15% of his 2006 base salary. Further, for each additional 100,000 square feet of 2006 development and redevelopment starts in excess of 468,000 square feet, the Chief Executive Officer will earn an additional 175% of his annual 2006 base salary and the Chief Operating Officer and the Chief Financial Officer each will earn an extra 75% of their annual 2006 base salaries. Awards under the Annual Bonus Exceptional Performance Program will vest 34% on December 31, 2007, 33% on December 31, 2008 and 33% on December 31, 2009 based on continued employment through the applicable vesting date. Incentive amounts to be paid under both programs may be adjusted by the Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Committee does not consider the effect of such events indicative of Company performance.

Individual awards under the Annual Long-Term Incentive Program and the Annual Bonus Exceptional Performance Program will be made under the Kilroy Realty 2006 Incentive Award Plan and will be paid in restricted stock or, if available, and at the employee’s option, in long-term incentive program partnership units of Kilroy Realty, L.P. (“LTIP Units”) that, subject to vesting and other conditions, may become exchangeable on a one-for-one basis for shares of the Company’s common stock or cash, at the election of the Company. The Company anticipates that the restricted stock or LTIP Units will be issued during the first quarter of 2007, subject to forfeiture in the event employment is not continued. Each share of restricted stock or LTIP unit, both vested and non-vested, will entitle the holder to receive dividends or distributions in an amount per restricted share or LTIP Unit equal to the dividends per share paid on the Company’s common stock or distributions in respect of Kilroy Realty, L.P.’s common limited partnership units, as applicable. Payments under the programs are contingent on continued employment, though pro rata bonus payments will be paid in the event of death or disability based on actual performance at that date relative to the targeted performance measures for each program. The documents necessary to amend Kilroy Realty, L.P.’s partnership agreement for the LTIP Units are not yet finalized and will necessarily contain terms and conditions not described above, some of which may be material.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION

Date: September 22, 2006	By:	/s/ Heidi R. Roth
Heidi R. Roth
Senior Vice President and Controller

4